Exhibit 99.1

REFINITIV STREETEVENTS

EDITED TRANSCRIPT DIOD.OQ - Q2 2024 Diodes Inc Earnings Call

EVENT DATE/TIME: AUGUST 08, 2024 / 9:00PM GMT

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AUGUST 08, 2024 / 9:00PM, DIOD.OQ - Q2 2024 Diodes Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Leanne Sievers Diodes Inc - President, Investor Relations

Gary Yu Diodes Inc - President, Director

Brett Whitmire Diodes Inc - Chief Financial Officer

Emily Yang Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

C O N F E R E N C E C A L L P A R T I C I P A N T S

William Stein Truist Securities, Inc. - Analyst

David Williams Benchmark Company, LLC - Analyst

Matt Ramsay TD Securities LLC - Analyst

Tristan Gerra Robert W. Baird & Co Inc - Senior Research Analyst

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to the Diodes Incorporated second quarter 2024 financial results conference call. (Operator Instructions) And as a reminder, this conference call is being recorded today, Thursday, August 8, 2024.

I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Leanne Sievers - Diodes Inc - President, Investor Relations

Good afternoon, and welcome to Diodes second quarter fiscal 2024 financial results conference call. I'm Leanne Sievers, President of Shelton Group, Diodes Investor Relations firm.

Joining us today are Diodes' President,Gary Yu; Chief Financial Officer, Brett Whitmire; Senior Vice President of Worldwide Sales and Marketing, Emily Yang; and Director of Investor Relations, Gurmeet Dhaliwal.

I'd like to remind our listeners that the results announced today are preliminary as they are subject to company finalizing its closing procedures and customary quarterly review by the company's independent registered public accounting firm. As such, these results are unaudited and subject to revision until the company files its Form 10-Q for its fiscal quarter ending June 30, 2024.

In addition, management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995.

Actual results may differ from those discussed today. And therefore, we refer you to a more detailed discussion of the risks and uncertainties in the company's filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.In addition, any projections as to the company's future performance represent management's estimates as of today, August 8, 2024. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change, except to the extent required by applicable law.

Additionally, the company's press release and management's statements during this conference call will include discussions of certain measures and financial information and GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details. Also, throughout the company's press release and management statements during this conference call, we refer to net income attributable to common stockholders as GAAP net income.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days in the Investor Relations section of Diodes website at www.diodes.com.

And now I'll turn the call over to Diodes President, Gary Yu. Gary, please go ahead.

Gary Yu - Diodes Inc - President, Director

Welcome, everyone. Thank you for joining this conference call today. As reported earlier today, second quarter results exceeded our prior expectations as Diodes demand began to recover from the low point in the first quarter, especially in the computing market in Asia.Additional positive indicators included improvement in distributor inventory levels with a sequential decrease in channel inventory weeks.

Demand improvement during the quarter was most prominent in our computing end market,where Diodes is increasingly participating in the growth of AI servers. In fact, POS across the 3C markets increased significantly over the prior quarter, and Diodes was able to maintain automotive and industrial product revenue at 41% of total due to the content increases in both markets, even though the recovery remains slow due to the ongoing inventory adjustments.

As we look to the third quarter, we are guiding for strong revenue growth of over 8% at the midpoint,supported by overall POS growth of more than 7% in the second quarter.Our near-term expectation for gross margin continues to reflect factory under loading related to our wafer service agreements as well as our internal demand.

However, we expect to continue market expansion toward our target model of 40% as loading improves, combined with the resumption of growth in the automotive and industrial end markets. As global demand strengthens, as we remain focused on driving further operational improvements to deliver increased earnings and cash flow.

With that, let me now turn the call over to Brett to discuss our second quarter financial results as well as our third quarter guidance in more detail.

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Brett Whitmire - Diodes Inc - Chief Financial Officer

Thanks, Gary, and good afternoon, everyone.Revenue for the second quarter2024 was $319.8 million compared to $302 million in the first quarter of2024 and $467.2 million in the second quarter 2023. Gross profit for the second quarter was $107.4 million or 33.6% of revenue, which reflects factory under loading at our manufacturing facilities related to our wafer service agreements as well as internal demand. This compares to $99.6 million or 33% of revenue in the prior quarter and $195.4 million or 41.8% of revenue in the prior year quarter.

GAAP operating expenses for the second quarter were $103.7 million or 32.4% of revenue and on a non-GAAP basis were $90.9 million or 28.4% of revenue, which excludes an $8.3 million restructuring charge, $3.9 million amortization of acquisition related intangible asset expenses, and $0.6 million for officer retirement. This compares to GAAP operating expenses in the prior quarter of $86.6 million or 28.7% of revenue, and in the second quarter 2023 of $105.8 million or 22.7% of revenue. Non-GAAP operating expenses in the prior quarter were $87.6 million or 29% of revenue.

Total other income amounted to approximately $9.1 million for the quarter consisting of $4.2 million of interest income,$4.4 million in unrealized gains from investments, $0.8 million of foreign currency gain, $0.6 million of other income,and $0.9 million in interest expense.Income before taxes and non-controlling interest in the second quarter 2024 was $12.8 million compared to $18.8 million in the previous quarter and $101 million in the prior year quarter.

Turning to income taxes, our effective income tax rate for the second quarter was approximately 20.6%. GAAP net income for the second quarter was $8 million or $0.17 per diluted share compared to $14 million, or $0.30 per diluted share last quarter and $82 million or $1.77 per diluted share in the prior year quarter. Share count used to compute GAAP diluted EPS in the second quarter was 46.3 million shares.

Non-GAAP adjusted net income in the second quarter was $15.4 million, or $0.33 per diluted share, which excluded net of tax, $7.2 million in restructuring charges,$3.5 million non-cash mark-to-market investment value adjustment, $3.1 million of acquisition related intangible asset costs, and $0.5 million in officer retirement. This compares to $13 million or $0.28 per diluted share in the prior quarter and $73.3 million or $1.59 per diluted share in the second quarter 2023.

Excluding non-cash share-based compensation expense of $3.4 million GAAP and $2.8 million non-GAAP net of tax for the second quarter, GAAP earnings per share would have increased $0.07 per share and non-GAAP adjusted EPS by $0.06 per share.

EBITDA for the second quarter was $41.1million or 12.8%,of revenue, compared to $48.3 million or 16% of revenue, in the prior quarter and $133.5 million or 28.6%, of revenue in the second quarter 2023. We have included in our earnings release, a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, which provides additional details.

Cash flow provided by operations was $14.4 million for the second quarter. Free cash flow was a negative $3.5 million, which included $17.9 million for capital expenditures. Net cash flow was a negative $2.9 million, including the paydown of $22.2 million of total debt.

Turning to the balance sheet, at the end of second quarter, cash, cash equivalents, restricted cash plus short-term investments totaled approximately $277 million. Working capital was approximately $860 million and total debt,including long-term and short-term, was approximately $47 million.

In terms of inventory at the end of second quarter, total inventory days were approximately 191 as compared to 184 last quarter. Finished goods inventory days were 79 compared to 67 last quarter. Total inventory dollars increased $32.2 million from the prior quarter to $461.5 million. Total inventory in the quarter consisted of a $27.1 million increase in finished goods, a $3.2 million increase in raw materials, and a $1.9 million increase in work in process. Capital expenditures on a cash basis were $17.9 million for the second quarter or 5.6% of revenue and within our target range of 5% to 9%.

Now, turning to our outlook. For the third quarter of 2024, we expect revenue to be approximately $346 million, plus or minus 3%, representing an 8.2% sequential increase at the midpoint, which is the highest sequential growth in the last 14 quarters.

GAAP gross margin is expected to be 34% plus or minus 1%. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets are expected to be approximately 27.5% of revenue, plus or minus 1%. We expect net interest income to be approximately $2.5 million. Our income tax rate is expected to be 18.5% plus or minus 3%, and shares used to calculate EPS for the third quarter are anticipated to be approximately $46.6 million. Not included in these non-GAAP estimates is amortization of $3.1 million after tax for previous acquisitions.

With that said, I will now turn the call over to Emily Yang.

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ST 082024 / 9:00PM, DIOD.OQ - Q2 2024 Diodes Inc Earnings Call

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Thank you, Brett, and good afternoon. Revenue in the second quarter increased 5.9% sequentially and was higher than the midpoint of our guidance.

Our global POS increased more than 7% in the quarter and our distributor inventory decreased. As Gary mentioned, we are excited to see continuous improvement in the demand going into the third quarter with stronger beginning backlog and book-to-bill ratio, especially in Asia.

Looking at the global sales in the second quarter, Asia represented 77% of revenue, Europe, 15%, and North America 8%. In terms of our end markets, industrial was 23% of Diodes product revenue; automotive, 18%; computing, 26%; consumer 19%; and communications 14% of the product revenue. Our automotive and industrial end markets combined totaled 41%, which is comparable to the last quarter on a percentage basis, but slightly higher on the dollar basis. This is the ninth consecutive quarter above our target model of 40%.

Now, let me review the end markets in greater detail.Starting with automotive market, revenue was 18% of our total product revenue,which was flat with the last quarter on a percentage basis, but 7.6% sequential increase in product revenue.

Inventory rebalancing continued in the second quarter, and we expect this will extend into the third quarter. However, we also see some customer’s inventory getting to healthier levels and demand is more stabilized with some new programs starting to ramp, so we expect a gradual recovery throughout the second half of the year.

Our demand creation momentum remained strong throughout the quarter with expanding design-ins and design wins across all focus areas, including connected driving, comfort, style, safety, and electrification.

From a product perspective, our LDO product family, DC-DC, buck converters, transistors, and gate drivers received strong demand from power supply, wireless charging, infotainment, telematics, and lighting applications.

We also secured design wins for USB PD Type-C charging and video controls for EV cars. Our silicon carbide Schottky diodes and MOSFETs are also gaining traction for inductive charging systems. We are also seeing traction for our linear LED controllers, in taillights and aftermarket applications.

Diodes SBR products continue to experience strong momentum from our car display, head light systems, infotainment, and sensor lighting applications. Also during the quarter, our TVS Diodes and transistors won designs and are ramping up volume in DC fans, protection, ADAS, and battery management systems.

We also continue to see opportunities for automotive clock buffers and PCI Express clocks, along with USB Type-C switches, USB Type-C Display Port retimers and active crossbar Muxes in rear seat entertainment, infotainment, ADAS, smart cockpit applications. Additionally, our Hall sensor growth. Despite the market softness,we continue to make progress and gain momentum across a number of products, including our SiliconCarbide products that are gaining traction in the Power Factor Correction, energy storage systems, heating, ventilation, air conditioning, as well as server power supply applications.

Also in the industrial market, our Schottky and rectifier products are winning in the power products,while bipolar transistors are being designed into solar inverter applications. And our LDO, saw solid demand for fans, Power Tools, and E-meter applications. We also secured a number of design wins for our Contact Image Sensor products in the Automated Optical Inspection, printers, panels, printed circuit board, and battery film inspection applications.

In the computing market,revenue increased approximately 12% sequentially with healthy channel inventory and signs of stronger backlog in Asia. A key highlight in the computing market is Diodes growing content in the AI server area, as the AI data center volume continues to expand. We are excited to share that our PCI Express packet switches have been designed into Tier-1 AI data center projects.Along with our PCI Express clock buffers, level translators, standard logic, as well as other discrete products that started to ramp into production.

Recently, a Tier-1 EMS customer also named Diodes as one of the key suppliers supporting their AI ecosystem. Due to the rapidly increasing, power requirement in the AI data center applications, we also have additional content opportunities with our power MOSFETs and other discrete products that are being designed into power supply units, backup battery units, thermal DC fans as well as DC-DC s and hybrid switched capacitor units.

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Diodes timing solutions including crystal oscillators, PCI Express clock ICs, and power management solutions are also seeing traction in AI computing applications.

As one of the industry’s major suppliers of PCI Express Gen5/Gen6 clocks,Diodes has been benefiting from the world wide data center infrastructure build out. Our SSD switches and power switches, both have solid demand from SSD/HDD in the storage, and in the data center applications.

We are also seeing increased adoption of our HDMI ReDrivers,USB crossbar Muxes, and MIPI ReDrivers for laptops, desktop PCs, while our linear ReDrivers are being adapted for GPU cards and gaming notebooks. Also, in the computing market,our Schottky rectifiers has been receiving strong demand from notebook adapters, thin DC fans,and power applications while our high surge TVS and ESD protection devices are winning designs in the DRAM modules.

Turning to communications market,on the enterprise side due to slower than expected demand,the inventory depletion rate has been slow, and we expect this may last into the second half before returning to the healthy levels. Within the smartphone market,even though inventory is clean, the recovery will likely be gradual over the coming quarters due to slower than expected demand.

On the design wins in the communications market, our ultra-low jitter crystal oscillators are being designed into gigabit switches and optical modules for AI networking and data center applications. And Diodes protection devices are being adopted in the mobile phone applications, while our low-voltage MOSFETs are also being designed into mobile phones for battery management applications.

And lastly, in the consumer market,similar to the PC market,inventory is relatively clean. Although the overall demand in this market was not as strong as we expected, we anticipate some of the new designs will start to ramp in the third quarter.

In terms of design momentum, our adjustable current limit power switches and LED controllers saw solid demand in the large screen TVs as well as USB and HDMI applications in TVs and monitors. We’re also seeing solid traction for boost converters in point of sale machines and portable devices. Additionally, we are securing increasing design wins and ramping production of our LED and low-power PCI Express clock generators in sports cameras, smart watches, and home security cameras.

In summary, as indicated by our comments today, we are encouraged by the signs of improving demand,especially in Asia and in the 3C markets.

Coming off the low point in the first quarter, we are guiding for continued strengthening of demand into the third quarter, which at the midpoint of our revenue guidance represents over 8% growth and the highest sequential increase in the last 14 quarters for Diodes. And when combined with our strong design momentum across our end markets, we are well positioned for increasing growth and margin expansion as the global market recover.

With that, we now open the floor to questions. Operator?

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) William Stein, Truist Securities.

William Stein - Truist Securities, Inc. - Analyst

Congrats on the good quarter and especially the above seasonal revenue guidance.And that's what I wanted to ask about. The sequential that you're guiding to are, as you highlighted, strongest in a while and certainly above typical seasonality. It sounds like either all of that or the majority of it is in the computer end market specifically for data center AI applications. Is that the right way to interpret the guidance or is the better than seasonal guide more broad based than that?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Hi Will, this is Emily. Let me address the question. First of all, thank you. I think the 8% guidance is actually based on a couple of areas we look at, right? So we did mention second quarter POS came in very strong and we expect similar momentum into the third quarter. We look at beginning of the backlog,we look at book-to-bill ratio.I think you are right. Majority of the growth is driven by the computing, especially on the AI server data center area with some of the design wins and the ramping of the production. But at the same time, right, if you look at consumer, usually 3Q is the peak for consumer because of the holiday build. And if you look specifically under communication, the smartphone area, it's also followed a similar pattern,right. So based on all these assumptions, that's the reason we actually came up with that 8.2% guidance growth for the third quarter.6

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William Stein - Truist Securities, Inc. - Analyst

And then a question about channel inventory. Can you maybe offer us a bit more detail in terms of what that level of inventory is currently and maybe where you expect it to be at the end of next quarter and how long before it's normalized, and it's less of a well, let's say no longer a drag?

Thank you.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah, definitely. So, I mentioned, right, first of all, we have a strong POS growth and we also have a decrease in terms of channel inventory and it is still higher than our defined normal range of 11 to 14 weeks. So we actually -- definitely want to continue to focus the POS growth for the third quarter and continue to drive the channel inventory down to the normal level. It is a little bit hard to estimate the timeframe. But on the other hand,just assume the inventory dollar is the same amount as soon as the POS start growing the channel inventory weeks will change or decrease significantly, right? So that's really where our focus.

At the same time because of the dynamic market situation, we also start seeing a lot more urgent orders or short lead time orders. And in order for us to better serve our customers, it also feels like a little bit higher channel inventory or internal inventory actually better positions us and gives us the flexibility to gain just quick order and market share.

William Stein - Truist Securities, Inc. - Analyst

The expedite -- expedited orders?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

I'm sorry. So as you say expedite? So yes, we start seeing a lot of expedites,pull-ins of the orders. and also a very short lead time orders or urgent orders from customers more now than before. So, we view that as also a very positive indicator of the market turning around.

Operator

David Williams, Benchmark.

David Williams - Benchmark Company, LLC - Analyst

Congrats on the execution and the growth here. It's good to see that return and the strength there.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Thank you.

David Williams - Benchmark Company, LLC - Analyst

I guess, maybe first, Emily, just thinking about the strength that you're pointing the AI server, particularly in Asia. Do you get a sense that we're seeing any -- maybe orders that are stockpiling ahead of other restrictions that may come down later on this year? Or do you feel like you are shipping maybe to end consumption for consumption that's happening more near term, not something for this just being built?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah. So David, we actually work with the customer very closely and we manage closely with their actual forecast. So, we believe this is actually a real build instead of advanced builds or stuff like that. So, we also have the forecast more than just this month; next month the forecast extended to next year. So, we do see a good momentum. This is just the beginning of the ramp, so we are actually pretty confident that this will continue.

David Williams - Benchmark Company, LLC - Analyst

And then maybe just on the computing side, if you look across the demand trends you're seeing there, obviously, AI server is doing well. But if you think about your AI or your -- excuse me, your server versus client side mix, how do you think about that? And then maybe as well, if you think about growth, not just in the coming quarter, but longer term, how do you see those two performing over the next several quarters? Thank you.

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Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yes, I think overall, AI server or data center will ramp up the volume definitely faster than the regular server. I think even with a regular server we see a lot of stability and it's going to be a slower ramp. But taking into account that inventory is really clean, so any of the improvement from the demand is going to drive additional momentum of the orders and the backlog and the revenues.

So over all AI servers are still a very small percentage among the overall server market. And we also see the continuous of increasing the percentage overall. So I think the next big one would be more into the edge AI area and that would definitely continue to drive a lot more momentum as well as a faster refresh of the generations. So that's really what we are counting on.

Operator

Matt Ramsay, TD Cowen.

Matt Ramsay - TD Securities LLC - Analyst

Emily, not that we can't have three sentences on an earnings call this day without talking about AI. So I'll double click on that again.

I wonder if you could spend a little bit of time. It's one thing to emphasize, maybe unit dynamics and demand dynamics for AI servers. But I wondered if you might be able to be a little bit more granular and talk about content. Just what -- is this AI server content with one or two server makers or ODMs? Or is it much broader than that across the board? Maybe you could give us a little bit of an idea of the specific components that you're selling in. And if you think about at the server level, what dollar content are we talking about? Ballpark like the --

Just anything to calibrate investor expectations because when folks hear AI server wins, they can let their imaginations do a lot of different things, and I just wanted to be a little bit more precise there, if we could? Thank you.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yes, definitely, right. Where components (inaudible), so we definitely support the -- I would say, complementary chips surrounding the main chipsets and the memory modules and stuff like that. So I did mention a little bit earlier, we are really,really excited, especially for a key win that is actually on the PCI Express we call the Packet Switch.

Some of the other competitors are called the PCI Express Switches. So this is actually with the function to expanding additional PCI Express Ports. So this is really exciting.

It's actually definitely a new momentum that we didn't see before. And so this is definitely more on the content expansion.So on top of the PCI Express Package Switch, we're also see like our PCI Express Clock, Clock Generators and buffers, crystal oscillators, and there's a wide range of different discrete products being used. And this is not just on the GPU card or the main board, this is actually beyond. It can be a power supply unit supporting the AI servers. It can be a backup battery unit, thermal DC fans, or even the DC-DC brick. So, this is really expanding more just on one board. I think that's really exciting.

So like I said, overall, AI servers or data center, still a small percentage overall, but we do expect the percentage will continue to ramp and when the GPU supply continues to improve, we actually start getting a lot of momentum on the inquiry as well as the design ins and design wins and all of this will be ramping next year. So like I said, this is the initial traction that we’ve seen and we do expect this is what we continue to expect.

Matt Ramsay - TD Securities LLC - Analyst

I guess is my follow-up question for the team.I'd like to dig in a little bit to the gross margin.We've had obviously a period where cyclicality of the industry had been pretty violent over the last, I don't know, 36 months, we went way up and then we went way down and now we're coming back out, which is great to see. Maybe has there anything changed at all with the rules of thumb about ways to model gross margin as the revenue continues to recover for the company? Any new or different variables there. Any comments on utilization. I just want to make sure we were understanding how the margin impact will be as the company grows forward from the recovery here.

Brett Whitmire - Diodes Inc - Chief Financial Officer

Yeah, Matt. Hey, this is Brett.Make a few comments. I think Gary may followup on it. Is -- I think that some of the principal things we've used in the past still definitely apply. The biggest knob that clearly is a part of what we're driving is the mix of our product and the influence that has on margin.

And I think something to point to that you see is that we've reiterated foundationally we've gotten and provided stability to this over 40%, this auto and industrial.

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But if you look back a year ago, that percentage was probably 6% or 7% higher than we are today. And understandable given we're still going through that auto industrial correction. And we're actually quite pleased that in the midst of that we've been able to maintain that above 40%. And as we go forward, what our expectation is that there'd be multiple tailwinds that would support our margin improving over time.

You'd have the mix of auto and industrial that continues to maintain and grow. The regions that drive a lot of that will continue to strengthen.

We're continuing to see the correction and the strength that's particularly in Asia today. I think we'll see that more broadly as we go forward.

We also will see the overall demands and the volumes that we're driving be able to increase that will improve our utilization. And we're also making a lot of progress in getting a more broad portfolio of things qualified in some of the factories that we bought over the last four or five years.

Particularly pointing to our SPFAB and our GFAB,which is really to get flexibility across our hybrid model across our analog portfolio and our discrete portfolio. And I think each of those elements has a fairly significant impact to firing on all cylinders and continuing to drive growth as we march back to our business model in total.

So Gary, you want to follow that?

Gary Yu - Diodes Inc - President, Director

Yes, actually, I think Brett brings a very good point here.As for the ultimate automotive industrial, I think we're driving a lot for the content increase in those two areas. We released a lot of new products quarter by quarter in those two areas, which can increase our content in the near future. I'm very confident on that.

The second here is for the loading. As Brett mentioned about is on process and product porting from external foundry is what we're driving for the couple quarters already. So far the qualification progress is very well and achieved several key milestones.

So we do see our product and also qualifying several key custome rside and we're starting to receive EPO in short time. So I got a pretty good confidence on the loading for those two major wafers in the future.

Operator

(Operator Instructions) Tristan Gerra, Baird.

Tristan Gerra - Robert W. Baird & Co Inc - Senior Research Analyst

So for Q3 you've talked about AI content and PC demand. How do you -- and PC demand, notably in Asia? You also talked about consumer potentially peaking and part of that is seasonality. How do you see the overall demand environment in China?There was -- there's been some companies this week talking about incremental weakness in the automotive China market. Are you seeing those trends? And what are the divergent trends that you see in Asia currently from an end demand standpoint for this coming quarter?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah, hi Tristan, this is Emily. So let me address this question.

In Asia, in China specifically, we continue to focus on content expansion, especially on the auto industrial side as well so overall the demand is a little bit soft, especially on the 3C area from the end consumer consumption point of view. But we’re also seeing some improvement as well. So, I would say all in all. We actually view China still a really good potential territory for us. And we actually -- looking at the customer, they really look at, it's called cost, performance value, CP value. As long as Diodes continues to focus and driving the technology and introducing new products, focus on features and functions, walking away from a lot of deep commodity products, which we see most of the competition from the local suppliers, we still see there's a really strong and positive path for Diodes overall to be successful in China and also in Asia overall.

Tristan Gerra - Robert W. Baird & Co Inc - Senior Research Analyst

And then in the past, I think it's fair to say that most of the M&A that you've done was centered around increasing capacity.And I'm assuming that it's probably not on the table even for next year. Are there any technologies, where you feel that could be incremental from a mix standpoint? And how should we be looking at your M&A strategy overall, medium term?

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Gary Yu - Diodes Inc - President, Director

Well, actually, no. Hi, Tristan, this is Gary again. Nice to talk to you.

So basically, as there'sa two wafer fabs we acquired in the past couple of years. One is GFAB in Scotland,the other one is SPFAB in US. And basically, we identify our GFAB as our discrete wafer fab and as well as SPFAB as our analog wafer fab. So we got quite a few technologies like (inaudible), Battery FET and trans MOSFET kind of porting from our external wafer foundry into this wafer fab in Scotland, and also very advantaged China and on the process foundry as well externally, and porting it internally into the fab in South Portland.

So I would say that those two kind of big projects probably will be the most important project in Diodes.Try to make sure the technology and process wise and we can cap that internally. At the same time, our design team also develop a newer process and the product within this two wafer, those two wafer fab. Instead of just supporting process.

Brett Whitmire - Diodes Inc - Chief Financial Officer

Well, I think, Tristan,to add to that in terms of the M&A that you would most likely see us looking at, would be things that would help enable top line and be complementary to the manufacturing footprint we can provide. And so I think over the past, we've had a combination of organic and acquisition related growth. That activity of Gary and Dr. Lu continues, and we actively are continuing to look in that area.

Gary Yu - Diodes Inc - President, Director

Yeah, actually. We are very, very careful about us to let the right target for the M&A. And we not only looking for the size, and we're also looking for any synergy, can help that, Diodes more gross revenue and achievement wise like that. So definitely, we're looking forward to that.

Operator

This will conclude our question and answer session. I'd like to turn the conference back over to Gary Yu for any closing remarks.

Gary Yu - Diodes Inc - President, Director

Thank you, everyone, for participating on today's call. We look forward to reporting our progress on next quarter's conference call. Operator,you may now disconnect.

Operator

The conference has now concluded. Thank you for attending today's presentation, and you may now disconnect your lines at this time.

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